Exhibit 10.26

2005 EXECUTIVE FINANCIAL SECURITY PLAN

(Annuity Formula)

OF

TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

(As amended and restated effective December 31, 2008)

2005 EXECUTIVE FINANCIAL SECURITY PLAN

(Annuity Formula)

2005 EXECUTIVE FINANCIAL SECURITY PLAN

(Annuity Formula)

OF

TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

PURPOSE

Texas Industries, Inc. previously adopted the Executive Financial Security Plan (the “FSP” or “Plan”) to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its Subsidiaries (as defined in Article 1). The FSP was amended and restated effective January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). By this instrument, the Company desires to amend and restate the Plan effective as of December 31, 2008, to clarify the Plan’s continued compliance with Section 409A of the Code and better reflect the Plan’s current administrative practices.

ARTICLE 1

DEFINITIONS

Unless otherwise clearly apparent from the context, the following phrases or terms shall have the indicated meanings (some phrases and terms that are used only in one Section are defined in that Section):

1.0	“Annual Covered Salary” shall mean the product of (i) the Covered Salary selected by the Participant on such Participant’s most current Plan Agreement, multiplied by (ii) 12.

1.1

“Base Earnings” shall mean the base amount of compensation paid to such Participant by the Employer, exclusive of bonuses, the value of equity based compensation, fringe benefits, and similar types of compensation, as determined by the Committee in its sole discretion.

1.2	“Beneficiary” shall mean the person(s) or the estate of a Participant entitled to receive any Benefits under this Plan upon the death of a Participant.

1.3	“Beneficiary Designation” shall mean the written agreement, in the form attached hereto as Annex II, by which the Participant names his or her Beneficiary.

1.4

“Benefits” shall mean the Monthly Normal Retirement Benefit, the Monthly Early Retirement Benefit, the Monthly Separation Benefit, and the Death Benefit, collectively; except that where a reference is intended to be limited, the reference shall be the specific Benefit.

1.5

“Cause” shall mean (a) the Participant’s willful and continued failure to substantially perform his or her duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), or (b) conviction of a felony involving moral turpitude, or (c) willful conduct by the Participant which is demonstrably and materially injurious to the Company, monetarily or otherwise, or constitutes fraud against the Company or theft of Company property.

1.6	“Change in Control” shall mean, as to any Participant, the occurrence of any of the following after such Participant’s Participation Date:

(a)

Any person becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities that have the right to vote for the election of directors generally. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d)(3) and 14(d)(2) thereof, including a “group” as defined in Section 13(d) thereof, other than (1) any employee plan established by the Company, (2) the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) an entity owned, directly or indirectly, by security holders (including, without limitation, warrant or option holders) of the Company in substantially the same proportions as their ownership of the Company. “Beneficial owner” shall have the meaning ascribed to such term in Rule 13d-3 under such act.

(b)	Continuing Directors cease for any reason to constitute a majority of the directors of the Company then serving. “Continuing Directors” means directors of the Company who were:

(i)	directors on such Participant’s Participation Date, or

(ii)	elected or nominated for election with the approval of a majority of the directors who, at the time of such election or nomination, were Continuing Directors.

(c)

A merger, consolidation or other business combination (including an exchange of securities with the security holders of an entity that is a constituent in such transaction) of the Company with any other entity, unless the voting securities of the Company outstanding immediately prior to such merger, consolidation or business combination continue to represent at least a majority of the combined voting power of the securities having the right to vote for the election of directors generally of the Company or the surviving entity or any parent thereof outstanding immediately after such merger, consolidation or business combination (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or parent thereof).

(d)

The Company (taken as a whole with its subsidiaries) sells, leases or otherwise disposes of all or substantially all of its assets (in one transaction or a series of related transactions, including by means of a sale, lease or disposition of the assets or equity interests in one or more of its direct or indirect subsidiaries), other than such a sale, lease or other disposition to an entity of which at least a majority of the combined voting power of the outstanding securities are owned directly or indirectly by stockholders of the Company.

(e)	The occurrence of any other event or circumstance that results in the Company filing or being required to file a report or proxy statement with the Securities and

Exchange Commission disclosing that a change in control of the Company has occurred.

1.7	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8	“Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with the provisions of Article 13 of this Plan.

1.9	“Company” shall mean Texas Industries, Inc., and its successors.

1.10	“Covered Salary” shall mean that portion of a Participant’s monthly Base Earnings which such Participant elects as a basis for Deferrals on such Participant’s Plan Agreement.

1.11	“Death Benefit” shall mean the Benefit payable to a deceased Participant’s Beneficiary as described in Sections 3.0(b), 3.2(c) and 3.3(b) and in Article 4.

1.12	“Defer” shall mean a Participant’s agreement to defer the payment of an amount of Base Earnings as described in Sections 2.1 and 2.2 and set forth in such Participant’s Plan Agreement.

1.13	“Deferrals” shall mean those amounts which a Participant Defers.

1.14

“Disabled”, “Disability” and similar terms shall mean that the Participant is determined to be totally disabled by the Social Security Administration or within the meaning of Section 409A of the Code as determined under the Employer’s long term disability plan, and such Participant provides the Committee with evidence of such determination which is acceptable to the Committee.

1.15	“Early Retirement Date” shall mean the date on which a Participant Retires prior to such Participant’s Normal Retirement Date.

1.16	“Effective Date” shall mean December 31, 2008.

1.17

“Employee” shall mean any person who is an officer of the Company and/or who is in the regular full time employment of an Employer, as determined by the personnel rules and practices of the Company or Employer; provided, without limitation, that it does not include persons who are retained as consultants or other independent contractors.

1.18

“Employer” shall mean, collectively, the Company and any Subsidiary having one or more Employees who are Participants at the time of reference. Where the context dictates, the term “Employer” as used herein refers to a particular Employer which has entered into a Plan Agreement with one or more specific Participants, at least one of whom has not received all of his or her Benefits. This definition of the term “Employer” is subject to the provisions of Section 15.2(a).

1.19

“Enrollment Date” shall mean the date on which an Employee receives delivery of the form of Plan Agreement which will allow such Employee to elect to Defer a specified portion of such Employee’s Base Earnings.

1.20	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.21	“Monthly Early Retirement Benefit” shall mean, for any Participant, the amount of Benefits payable to such Participant pursuant to Section 3.2(a).

1.22	“Monthly Normal Retirement Benefit” shall mean, for any Participant, the amount of Benefits payable to such Participant pursuant to Section 3.0(a).

1.23	“Monthly Separation Benefit” shall mean, for any Participant, the amount of Benefits payable to such Participant pursuant to Section 3.3(a).

1.24	“Normal Retirement Date” shall be the later of (i) the Participant’s 65th birthday, and (ii) the date on which such Participant becomes Qualified.

1.25

“Participant” shall mean an Employee who is offered the opportunity to become a Participant, and who, by electing to participate in the Plan as provided in Article 2, becomes a Participant on such Employee’s Participation Date; provided, further, that once such Employee becomes a Participant, such Employee remains a Participant until he or she is no longer entitled to any Benefits under the Plan.

1.26	“Participation Date” shall mean the date identified in a Participant’s Plan Agreement as the Participation Date.

1.27	“Plan” shall mean this 2005 Executive Financial Security Plan (Annuity Formula) of Texas Industries, Inc. and Subsidiaries which is evidenced by this instrument and by each Plan Agreement.

1.28

“Plan Agreement” shall mean the written agreement (substantially in the form attached hereto as Annex I) most recently delivered to the Committee whereby a Participant agrees to the amount of such Participant’s Deferral and Covered Salary.

1.29

“Qualified” or “Qualification” shall mean that a Participant has either (i) participated in the Plan for five consecutive years beginning on his or her Participation Date; or (ii) has become Qualified pursuant to Section 4.0(a), 5.2, 5.3 or 8.0.

1.30	“Retire”, “Retirement” and similar terms shall mean a Separation of Employment which occurs after the later of (i) Participant’s attainment of age 55, and (ii) Participant’s becoming Qualified.

1.31	“Separates Employment”, “Separation of Employment”, “Separation” and similar terms shall mean a Participant’s employment with the Company and all Subsidiaries has terminated.

1.32

“Subsidiary” shall mean any business organization in which the Company, directly or indirectly, owns a 50% or more interest within the meaning of section 414(b) or 414(c) of the Code, excluding ownership interests the Company may hold in its fiduciary capacity as trustee or otherwise.

1.33	“Termination Event” is defined in Section 8.0.

ARTICLE 2

ELIGIBILITY, PARTICIPATION AND DEFERRALS

2.0

Eligibility. The Committee shall have the sole discretion to determine whether an Employee will be offered the opportunity to become a Participant, as well as such Employee’s Covered Salary and required Deferrals.

2.1

Participation and Deferrals. To commence participation, an Employee who is offered the opportunity to participate must elect to participate by executing a Plan Agreement which, among other things, will specify such Employee’s Covered Salary and the amount of Deferrals, and will acknowledge that the Employer’s right to retain such Deferrals is complete and irrevocable, and that in lieu thereof such Employee shall be entitled solely to the Benefits provided under this Plan. Such election to commence participation must be delivered to the Committee by the 30th day following such Participant’s Enrollment Date.

2.2

Changes in Participation Level and/or Deferrals. Subsequent to a Participant’s initial election to participate, the Committee, in its sole discretion, may offer such Participant the opportunity, by executing a new Plan Agreement, to increase such Participant’s Deferrals and/or such Participant’s Covered Salary or Benefits to the amount set forth in the new Plan Agreement. A new Plan Agreement will be irrevocable if not revoked in writing prior to the last day of the year in which it is delivered to the Committee. Such new Plan Agreement must be signed and delivered to the Committee prior to the date it is to take effect and, after delivery, if such new Plan Agreement adjusts the amount of Deferrals, it will take effect on the first day of the year following delivery to the Committee. Except as otherwise provided in this Plan, Separation of Employment for any reason, whether by action of Employer or Participant, shall immediately terminate a Participant’s right to make Deferrals and earn additional Benefits.

2.3

No Right to Assets. All Deferrals shall be and remain solely the property of a Participant’s Employer, and such Participant shall have no right thereto, nor shall such Employer be obligated to use such amounts in any specific manner.

2.4

Forfeiture of Deferrals and Benefits. If a Participant Separates Employment either (i) before becoming Qualified, except as a result of death or Disability, or (ii) as a result of being terminated for Cause, such Participant shall cease to be a Participant effective on the date of such Separation, and on and after the date of such Separation such former Participant shall not be entitled to any Benefits, such Participant’s Deferrals shall be forfeited and no Employer shall have any obligation hereunder to such former Participant.

ARTICLE 3

RETIREMENT BENEFIT AND BENEFIT UPON

SEPARATION OF EMPLOYMENT

3.0	Normal Retirement Benefit. If a Participant Retires on or after his or her Normal Retirement Date, the Employer will pay the following Benefits to such Participant or his or her Beneficiary:

(a)

Such Participant’s Monthly Normal Retirement Benefit is equal to 45% of such Participant’s Covered Salary specified in his or her Plan Agreement in effect on such Participant’s Normal Retirement Date. Such Participant’s Monthly Normal Retirement Benefit will be payable each month for the lifetime of the Participant commencing on the first day of the month following the date of such Participant’s Retirement, unless a later commencement date is required by Section 8.0. If such Participant shall die before receiving 180 monthly payments, the monthly payments will continue to be paid to Participant’s Beneficiary until a total of 180 monthly payments, including those paid to Participant, have been paid.

(b)

Upon Participant’s death the Employer will pay to such Participant’s Beneficiary in a lump sum, as a Death Benefit, an amount equal to 25% of such Participant’s Annual Covered Salary based on his or her Covered Salary specified in his or her Plan Agreement in effect on such Participant’s Normal Retirement Date.

3.1

Cessation of Deferrals at Normal Retirement Date. A Participant who does not Retire on or prior to such Participant’s Normal Retirement Date will cease having Deferrals deducted from his or her Base Earnings as of the first day of the month following his or her Normal Retirement Date.

3.2

Early Retirement Benefit. If a Participant Retires on or after his or her 55th birthday for any reason other than death or Disability, but prior to his or her Normal Retirement Date, the Employer will pay the following Benefits to such Participant or his or her Beneficiary:

(a)

Such Participant’s Monthly Early Retirement Benefit is equal to the product of (x) and (y), where (x) is the product of (i) 45% of the such Participant’s Covered Salary specified in his or her Plan Agreement in effect on such Participant’s Early Retirement Date, multiplied by (ii) a fraction, which shall not exceed one, the numerator of which is the number of full months between such Participant’s Participation Date and Early Retirement Date, and the denominator of which is the number of full months between such Participant’s Participation Date and Normal Retirement Date, and where (y) is the difference of one minus the product of .004166 multiplied by the number of full months between such Participant’s Early Retirement Date and Normal Retirement Date. Such Participant’s Monthly Early Retirement Benefit will be payable each month for the lifetime of the Participant commencing on the first day of the month following such Participant’s Early Retirement Date. If such Participant shall die before receiving 180 monthly payments, the monthly payments will continue to be paid to Participant’s Beneficiary until a total of 180 monthly payments, including those paid to Participant, have been paid.

(b)

If such Participant elects under Section 3.5 to defer the date on which Benefits will be paid beyond such Participant’s Early Retirement Date, then in calculating such Participant’s Monthly Early Retirement Benefit under Section 3.2(a) above, everything following the second reference to “(y)” shall be deleted, and the following substituted therefore, “is the difference of one minus the product of .004166 multiplied by the number of full months between the date on which Benefits commence to be paid and such Participant’s Normal Retirement Date.”

(c)	Upon Participant’s death the Employer will pay to such Participant’s Beneficiary in a lump sum, as a Death Benefit, an amount equal to 25% of the Participant’s

Annual Covered Salary based on his or her Covered Salary specified in his or her Plan Agreement in effect on such Participant’s date of Separation, multiplied by a fraction, which shall not exceed one, the numerator of which is the number of full Months between such Participant’s Participation Date and date of Separation, and the denominator of which is the number of full months between such Participant’s Participation Date and Normal Retirement Date.

3.3

Separation Benefit. If a Participant Separates Employment after Qualification but before attaining such Participant’s 55th birthday for any reason other than death or Disability, the Employer shall pay the following Benefits to such Participant or his or her Beneficiary:

(a)

Such Participant’s Monthly Separation Benefit is equal to the product of (i) 45% of such Participant’s Covered Salary specified in his or her Plan Agreement in effect on such Participant’s date of Separation of Employment, multiplied by (ii) a fraction, which shall not exceed one, the numerator of which is the number of full months between such Participant’s Participation Date and date of Separation of Employment, and the denominator of which is the number of full months between such Participant’s Participation Date and Normal Retirement Date. Such Participant’s Monthly Separation Benefit will be payable each month for the lifetime of the Participant commencing on the first day of the month following the earlier of such Participant’s death or Normal Retirement Date. If such Participant dies before the commencement of monthly payments, or before receiving 180 monthly payments, the monthly payments will be paid to Participant’s Beneficiary until a total of 180 monthly payments, including those paid to Participant (if any), have been paid.

(b)

Upon Participant’s death the Employer will pay to such Participant’s Beneficiary in a lump sum, as a Death Benefit, an amount equal to 25% of the Participant’s Annual Covered Salary based on his or her Covered Salary specified in his or her Plan Agreement in effect on such Participant’s date of Separation, multiplied by a fraction, which shall not exceed one, the numerator of which is the number of full months between such Participant’s Participation Date and date of Separation, and the denominator of which is the number of full months between such Participant’s Participation Date and Normal Retirement Date.

3.4

Delay for Specified Employees. Notwithstanding any other provision of this Plan or any Plan Agreement, a Specified Employee shall not be entitled to receive the benefits described in Section 3.0 or 3.2 until the sixth monthly anniversary of such Specified Employee’s date of Retirement, at which time all Benefits that, but for this Section 3.4, would have been paid to such Participant, will be paid to such Participant in a single, one time, lump sum payment; and thereafter Benefits shall be paid as provided in Section 3.0 or 3.2, as applicable. A Specified Employee is a person defined as a “specified employee” in Treasury Regulations § 1.409-1(i) as in effect at the time of reference.

3.5

Deferral of Benefits. A Participant may elect to defer the date on which such Participant’s Monthly Normal Retirement Benefit, Monthly Early Retirement Benefit or Monthly Separation Benefit payments provided in Section 3.0, 3.2 or 3.3 otherwise will commence. Such election must be in writing and delivered to the Committee on or before a final date that is exactly 12 months prior to the date that distribution of such benefits would otherwise begin (e.g., 12 months prior to such Participant’s date of

Retirement in the case of the Monthly Normal Retirement Benefit or Monthly Early Retirement Benefit or 12 months before Normal Retirement Date in the case of the Monthly Separation Benefit); provided that such deferral must be to a date no earlier than the fifth anniversary of the date that such benefits would have otherwise been paid (e.g., five years from such Participant’s date of Retirement in the case of the Monthly Normal Retirement Benefit or Monthly Early Retirement Benefit or five years from the Participant’s Normal Retirement Date in the case of the Monthly Separation Benefit). Such election can be changed at any time prior to the final date described above by delivering a new written election to the Committee, but the last such election delivered on or before such final date will become irrevocable on such final date.

ARTICLE 4

DEATH BENEFIT

4.0

Death Benefit. If a Participant dies and at the time of death such Participant was an Employee (including an Employee on an authorized leave of absence) or Disabled, then the Employer will pay the following Death Benefit to such Participant’s Beneficiary:

(a)

If at the time of death such Participant had attained his or her Normal Retirement Date, then such Participant shall be deemed to have become Qualified (if not already Qualified) and Retired on the date of death and the Beneficiary shall be entitled to receive the Benefits provided in Section 3.0.

(b)	If at the time of death such Participant had attained age 55 and was Qualified and was not Disabled, then the Beneficiary will receive the greater of the benefits provided under Option A or Option B:

(i)

Option A: Participant shall be deemed to have Retired on the date of death and the Beneficiary shall be entitled to receive the Benefits provided in Section 3.2. Payment of such Benefits shall commence as of the first day of the month following the month in which the Employer receives proof of Participant’s death in accordance with Section 4.1(d), and the first payment will include any monthly payments which would have been paid if the proof of death had been received on the day after such Participant’s death and payment of such benefits had commenced with the first month following the Participant’s death.

(ii)

Option B: (i) 100% of such Participant’s Covered Salary under the Plan Agreement in effect on such Participant’s date of death, paid each month for the 12 months following such Participant’s death, and (ii) 50% of such Participant’s Covered Salary under the Plan Agreement as in effect on such Participant’s date of death, paid each month for the longer of (x) 108 months following the date of such Participant’s death, or (y) until such Participant would have attained age 65 had such Participant survived to that date. The monthly death benefits under Option B shall commence as of the first day of the month following the month in which the Employer receives proof of Participant’s death in accordance with Section 4.1(d), and the first payment will include any monthly payments which would have been paid if the proof of death had been received on the day after such Participant’s death and payment of such benefits had commenced with the first month following the Participant’s death.

(c)	If at the time of death such Participant had not attained age 55 or was not Qualified, then the Beneficiary shall be entitled to receive the Benefits provided in Option B in Section 4.0(b).

(d)

If at the time of death such Participant was Disabled and had not attained his or her Normal Retirement Date, then the Beneficiary shall be entitled to receive the Benefits provided in Option B in Section 4.0(b).

4.1

Conditions for Receipt of Death Benefit. Notwithstanding any provision hereof to the contrary, the Employer shall have no obligation to pay a Beneficiary an amount described in Section 4.0 unless the Committee, in its sole discretion, determines all of the following conditions are satisfied:

(a)	such Participant’s Plan Agreement was in force on the date of death;

(b)

such Participant’s death was not a result of suicide within two years after the date of the initial Plan Agreement, or within two years of the date of any subsequent Plan Agreement, but the amount of the Death Benefit which Employer shall not be obligated to pay shall be limited to Benefit increases granted within two years prior to the date of such suicide;

(c)

such Participant’s death was determined not to be from a bodily or mental cause or causes, the information about which was withheld, or knowingly concealed, or falsely provided by such Participant when requested by Employer to furnish evidence of good health upon such Participant’s enrolling in the Plan or for any increments of such Participant’s Covered Salary, but the amount of the Death Benefit which Employer shall not be obligated to pay shall be limited to Benefits granted within two years prior to the date of such last increment of Covered Salary; and

(d)	proof of death in such form as determined acceptable by the Committee is furnished.

ARTICLE 5

DISABILITY

5.0

Conditions for Disability Benefit. A Participant who, prior to his or her Normal Retirement Date, is Disabled and remains continuously Disabled for more than six months shall remain a Participant in the Plan so long as he or she remains continuously Disabled, but only if

(a)	such Participant’s Disability is not caused by his or her illegal or criminal acts or is not intentionally self-inflicted,

(b)	such Participant’s Plan Agreement is in force and effect at the time of such Disability, and

(c)	such Participant’s Deferrals as set forth in Article 2 are continued during the first six months of the Disability.

Notwithstanding any provision of the Plan to the contrary, if a Participant Separates Employment but does not satisfy the conditions set forth in this Section 5.0, then such Participant will not be considered Disabled for purposes of this Plan, and shall instead be deemed to have Separated Employment for reasons other than Disability, and such Participant’s Benefits (if any) shall be determined on that basis.

5.1

Waiver of Deferrals. If a Participant who is considered Disabled under Section 5.0 continues to be continuously Disabled after six months, such Participant’s Deferrals as set forth in Article 2 will thereafter be waived during the period of such Participant’s continuous Disability, but for all purposes under this Plan such waived Deferrals will be deemed to have been made.

5.2

Disability Benefit. If a Participant becomes Disabled after reaching age 65, or while remaining continuously Disabled attains age 65, such Participant will be deemed to be Qualified and to have Retired on such Participant’s Normal Retirement Date.

5.3

Death While Disabled. If a Participant dies while continuously Disabled and prior to age 65, for all purposes of the Plan he or she will be considered to have Qualified, and such deceased Participant’s Beneficiary will be entitled to the Death Benefits described in Section 4.0(d).

5.4

Recovery From Disability. If a Participant recovers from a Disability and does not return to employment with an Employer within 30 days of such recovery, then such Participant will be deemed to have Separated Employment on the date on which such Participant recovers from Disability, and such Participant’s Benefits (if any) hereunder shall be determined on that basis.

ARTICLE 6

BENEFICIARY

6.0

Designation of Beneficiary. A Participant shall designate his or her Beneficiary to receive Benefits under the Plan by completing the Beneficiary Designation. If more than one Beneficiary is named, the shares and preference of each shall be indicated.

6.1	Changes to Beneficiary Designation. A Participant shall have the right to change the Beneficiary by submitting to the Committee a new Beneficiary Designation.

6.2

Effectiveness of Beneficiary Designation. A Beneficiary Designation will only be effective if delivered to the Committee prior to Participant’s death, and the final Beneficiary Designation delivered to, and acknowledged (in writing) by, the Committee prior to Participant’s death shall be such Participant’s Beneficiary Designation.

6.3

Question as to Beneficiary. If Employer has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, it shall have the right to withhold such payments until the matter is finally adjudicated.

6.4	Satisfaction of Obligations. Any payment made by Employer in accordance with this Plan in good faith shall fully discharge Employer from all further obligations with respect to such payment.

ARTICLE 7

SOURCE OF BENEFITS AND EMPLOYER LIABILITY

7.0	Source of Benefits. Amounts payable to a Participant shall be paid exclusively from the general assets of Employer.

7.1

No Right to Assets. No person entitled to any payment shall have any claim, right, security or other interest in any asset of Employer. Participant also understands and agrees that his or her participation, in any way, in the acquisition of any general asset by Employer shall not constitute a representation to the Participant, his or her designated recipient, or any person claiming through the Participant that any of them has a special or beneficial interest in such general asset.

7.2	Plan Document and Plan Agreement Control. Employer’s liability for the payment of Benefits shall be evidenced only by this Plan and each Plan Agreement entered into between Employer and a Participant.

7.3

Health. Employer shall require that a Participant furnish evidence of good health in such form as may be requested by Employer when enrolling for any increment of the Participant’s Covered Salary, including the initial enrollment. The Participant agrees to cooperate by:

(a)	furnishing such information as the Committee may require, including but not limited, to physical examinations reports of any previous employer;

(b)	taking such additional physical examinations as may be requested by the Committee; and

(c)	doing any other act which may be requested by the Committee.

provided, however, that cooperation by the Participant with the requirements of subsections (a), (b) and (c) does not ensure that such Participant will be deemed to be in good health for purposes of the Plan.

7.4	Insurance. The Employer may make application for life insurance on Participant’s life in connection with his or her initial enrollment in the Plan or any increase in Covered Salary and Deferrals.

7.5

Failure to Provide Evidence of Good Health or Evidence of Insurability. If Participant does not timely provide (a) evidence of good health that satisfies the requirements of Section 7.3, or, (b) if an application for insurance is made pursuant to Section 7.4, evidence of insurability at standard rates, for the amounts contemplated in connection with an offer of initial enrollment in the Plan or any subsequent increase in Covered Salary and Deferrals, Employer may, at its sole discretion, (i) adjust the terms of the offer of initial enrollment or increase in Covered Salary and Deferrals as Employer, in its sole discretion, deems appropriate, or (ii) decline to enroll the Participant in the

Plan or implement any increase in Covered Salary or Deferrals. In the event that a Participant is denied the opportunity to increase his or her Covered Salary and Deferrals pursuant to this Section 7.5, then such decision will not adversely impact the Benefit level at which the Participant is enrolled prior to such decision and the Participant may, pursuant to the terms of the Plan, elect to continue participating at such Benefit level.

7.6

Misrepresentation as to Health. Without limiting the generality of the foregoing, Employer shall have no obligation of any nature whatsoever to a Participant under the Plan and Plan Agreement, except as otherwise especially provided in the Plan, if the Participant’s death was determined to be from a bodily or mental cause or causes, the information about which was withheld, or knowingly concealed, or falsely provided by the Participant when requested by Employer to furnish evidence of good health upon the Participant’s enrolling in the Plan for any increments of the Participant’s Covered Salary.

ARTICLE 8

CHANGE OF CONTROL

8.0	Benefits on Change of Control. Notwithstanding anything to the contrary contained in this Plan, if a Change in Control occurs, and:

(a)

during the one year period ending on the anniversary of the date of the Change in Control, a Participant gives his or her Employer 30 days prior written notice of such Participant’s decision to Separate Employment at the expiration of said 30 day notice period; or

(b)	during the two year period ending on the second anniversary of the date of the Change in Control,

(i)	a Participant suffers an involuntary Separation of Employment for any reason other than:

(A)	such Participant’s death; or

(B)	such Participant’s Disability; or

(C)	for Cause; or

(ii)	the Plan, or a Participant’s Plan Agreement, is terminated;

then, notwithstanding any other provisions of this Plan, upon such Separation, or, if such be the case, immediately prior to the termination of the Plan or Participant’s Plan Agreement (each, a “Termination Event”), (A) a Participant who experiences a Termination Event shall become Qualified (if not already Qualified); (B) if such Participant has not reached age 55 on the date of such Termination Event, then for purposes of determining such Participant’s Monthly Separation Benefit, such Participant will be credited with an additional 60 full months in computing the numerator of the fraction described in Section 3.3(a)(ii); and (C) if such Participant is age 55 or older on the date of such Termination Event, then such Participant will receive the Benefits provided under Section 3.0 (and in determining the amount of such Benefits, the date of such Termination Event will be deemed to be such Participant’s Normal Retirement Date and date of Retirement). If such Termination Event results from a Separation of Employment, a Participant whose Benefits are calculated pursuant to clause (B) will begin to receive payments as provided in Section 3.3, and a Participant whose Benefits are calculated pursuant to clause (C) will begin to receive payments on the first day of the month after the date of such Termination Event. If such Termination Event results from the termination of the Plan or such Participant’s Plan Agreement, (i) if the Termination Event is a Complete Termination of the Plan (as defined in Section 10.3), such Benefits shall be paid to such Participant in a lump sum cash payment (determined as provided in Section 10.2) on the first anniversary of the date of such Termination Event, and (ii) if the Termination Event is not a Complete Termination, payment of such Benefits shall commence as provided under the terms of the Plan as in effect on the date of the Termination Event and based on such Participant’s actual date of Separation of Employment.

ARTICLE 9

TERMINATION OF PARTICIPATION

9.0	Cessation of Deferrals. A Participant may elect to cease such Participant’s Deferrals by giving the Committee written notice thereof prior to the year in which such cessation first will take effect.

9.1

Benefits on Separation after Cessation of Deferrals. In the case of a Participant who elects to cease Deferrals, and who thereafter Separates from Employment after becoming Qualified but prior to age 55, in computing such Participant’s Benefits under Section 3.3, the fraction under Section 3.3(a)(ii) will be determined by substituting the date of such Participant’s cessation of Deferrals for the such Participant’s “date of Separation of Employment”; and in the case of a Participant who elects to cease Deferrals, and who thereafter Separates from Employment after the later of (a) the date he becomes Qualified and (b) the date he attains age 55, will receive his or her Benefits determined under Section 3.2 (even if his or her date of Separation is after his or her Normal Retirement Date); and in computing such Participant’s Benefits under Section 3.2, the fraction determined under 3.2(a)(x) will be determined by substituting the date of such Participant’s cessation of Deferrals for such Participant’s “Early Retirement Date,” subject to the provisions of Section 3.2(b) regarding the deferral of Benefits.

9.2

Reemployment of Former Participant. A Qualified Participant who Separates Employment, and who is later reemployed by an Employer may be offered the opportunity by the Committee to again become a Participant. Such offer shall be made in accordance with the provisions of Article 2. The Committee shall have the sole discretion to determine, in addition to such Participant’s Covered Salary and required Deferrals, how such Participant’s Benefits will be calculated taking into account such Participant’s vested Benefits; provided, however, in no event shall the total Benefits payable to such Participant, including any such vested Benefits, exceed the Benefits that would have been payable to such Participant had there been no break in his or her employment.

ARTICLE 10

TERMINATION, AMENDMENT, MODIFICATION OR SUPPLEMENT OF PLAN

10.0	Right to Amend and Terminate Plan. Subject to the provisions of Article 8:

(a)	Each Employer reserves the right, in its sole discretion, to terminate its participation in this Plan.

(b)	Each Employer reserves the right, in its sole discretion, to totally or partially amend, modify or supplement this Plan or any one or more Plan Agreements with respect to its Participants.

(c)	Each Employer reserves the right, in its sole discretion, to terminate the Plan Agreement(s) of one or more of its Participant(s).

(d)	Without limitation, the Committee has the right, in its sole discretion, to terminate, amend, modify or supplement the Plan or any one or more Plan Agreements.

10.1

Manner of Action. Except as otherwise specified in the Participant’s Plan Agreement or agreed to otherwise by the Participant, each termination, amendment or modification of or supplement to the Plan or termination of any Plan Agreement shall be evidenced by a writing signed by the party taking the action, and no such action shall be effective except upon delivery of written notice of such action to each affected Participant (for purposes of this Article 10, an “Affected Participant”) not less than 30 days prior to the effective date of such action. The effective date of any such termination shall, for all purposes of this Article 10, be referred to as the “Termination Date”.

10.2

Impact of Termination. Upon the occurrence of a Termination Date, each Affected Participant who thereafter Separates from Employment prior to age 55 shall be paid Benefits as provided in Section 3.3, but in computing such Benefits, the fraction under Section 3.3(a)(ii) will be determined by substituting the Termination Date for the such Participant’s “date of Separation of Employment”; and each Affected Participant who thereafter Separates from Employment after the date he attains age 55, shall be paid Benefits as provided in Section 3.2 (even if his or her date of Separation is after his or her Normal Retirement Date), and in computing such Benefits, the fraction determined under 3.2(a)(x) will be determined by substituting the Termination Date for such Participant’s “Early Retirement Date,” subject to the provisions of Section 3.2(b) regarding the deferral of Benefits. The occurrence of a Termination Date will not affect the Benefits payable to Affected Participants who have Retired or otherwise Separated Employment before such date. Notwithstanding the forgoing, upon the occurrence of a Termination Date, if such Termination Date results from the Complete Termination of the Plan (as described in Section 10.3) with respect to an Employer, such Employer shall have the right, at any time prior to the first anniversary of such Termination Date, (i) to determine, with respect to each Affected Participant, the lump sum present value of the Benefits otherwise payable to such Affected Participant under the terms of this Section (for purposes of this Article 10, “Lump Sum Benefits”), and (ii) to pay such Lump Sum Benefits to such Affected Participant, in lieu of the Benefits which otherwise would be paid under the terms of this Section, on the first day of the month following the first anniversary of such Termination Date; provided, further, that in determining the Lump

Sum Benefits of each such Affected Participant, the Committee will base its calculations on (x) the date on which the Lump Sum Payment will be made, and (y) the “applicable mortality table”, and the “applicable interest rate” (on the last day of the month preceding the first anniversary of the Termination Date), as such terms are defined in Section 417(e)(3)(A) of the Code and applicable regulations.

10.3

Complete Termination. The Company or any Employer may completely terminate the Plan (a “Complete Termination”), and make payment of the Benefits determined under Section 10.2, if (i) the Company or Employer terminates all deferred compensation arrangements sponsored by the Company or Employer which would be aggregated with the Plan under Section 409A of the Code (and regulations), (ii) if payments not otherwise payable under the terms of the Plan are not paid until the first anniversary of the date of the Complete Termination, (iii) if all payments from the Plan are made within 24 months following the date of the Complete Termination, and (iv) if the Company or Employer does not adopt another arrangement which would be required to be aggregated with the Plan under Section 409A of the Code (and regulations) for a period of three years from the date of the Complete Termination. If a termination of the Plan by the Company or any Employer constitutes a Complete Termination, then the Company or such Employer will take no action in violation of any laws or regulations applicable to such Complete Termination.

10.4

Section 409A Compliance. Notwithstanding any provision of this Plan to the contrary, if the Committee reasonably determines that a date of payment, or a form of payment, to a Participant in accordance with the terms of the Plan would violate a good faith interpretation of the requirements of Section 409A of the Code, the Committee will advise such Participant in writing of its determination and will take such actions as the Committee, in its sole discretion, reasonably determines will comply with Section 409A while having the least adverse economic impact on such Participant; provided that such Participant shall be entitled to file a written directive to the Committee to follow the terms of the Plan and, if such directive is accompanied by (i) a written opinion of counsel for such Participant that following the terms of the Plan is a reasonable good faith compliance with Section 409A, and (ii) Participant’s written acknowledgement that such Participant may be subject to the excise tax and penalties imposed by Section 409A, and (iii) Participant’s written agreement that such Participant shall not hold the Employer responsible if such Participant is required to pay excise taxes and/or interest penalties as a result of the Committee’s making payment of Benefits in accordance with the terms of the Plan, then the Committee will follow the terms of the Plan. Without limiting the generality of the forgoing, in no event will an Employer guarantee that a Participant will not be required to pay excise taxes and/or interest penalties, nor shall an Employer be deemed responsible for any excise taxes and/or interest penalties which are paid by a Participant and, by accepting Benefits, each such Participant shall be deemed to have agreed to be solely responsible for such excise taxes and/or interest penalties.

ARTICLE 11

OTHER BENEFITS AND AGREEMENTS

11.0

Prior Plan Participants. A Participant who (i) was a participant in an Executive Financial Security Plan (or a plan with any similar name) of an Employer on December 31, 2004 (a “Prior Plan”), and (ii) was Qualified under such Prior Plan on December 31, 2004, is referred to as a Prior Plan Participant. Notwithstanding any other provisions of this Plan, to prevent duplication of benefit payments under this Plan and the Prior Plan, in determining Benefits payable to a Prior Plan Participant (or his or her Beneficiary) under this Plan the Committee, in its discretion, will (i) determine the amount of benefits provided under the Prior Plan, (ii) adjust or coordinate the amount of Benefits provided under this Plan, and (iii) reflect such amounts in such Prior Plan Participant’s Plan Agreement; and such adjusted or coordinated amounts shown on such Plan Agreement will determine a Prior Plan Participant’s Benefits under this Plan for all purposes. In addition, the Committee is authorized to take any other actions it reasonably determines to be required to insure that there is no duplication under this Plan of the benefits payable under the Prior Plan. A Participant who was a participant in, but was not Qualified under, a Prior Plan on December 31, 2004, is not a Prior Plan Participant, is not entitled to any benefits under such Prior Plan, and will receive all of such Participant’s Benefits (if any) under this Plan.

11.1

Other Benefit Arrangements. The Benefits provided to a Participant and Participant’s Beneficiary under the Plan (reduced as provided in Section 11.0, if applicable) are in addition to any other benefits available to such Participant under any other plan or program for employees of Employer, and the Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. Benefits under the Plan shall not be considered compensation for the purpose of computing contributions or benefits under any plan maintained by the Company or any of its Subsidiaries which is qualified under Section 401(a) and 501(a), of the Code.

ARTICLE 12

RESTRICTIONS ON ALIENATION OF BENEFITS

No right or Benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or Benefit hereunder shall in any manner be liable for or subject to the debts, contract, liabilities, or torts of the person entitled to such Benefit. This Article shall not preclude the division of benefits pursuant to a domestic relations order provided, however, that any benefits awarded to the Participant’s spouse pursuant to such an order will be paid at the same time and in the same manner as the Participant’s Benefits.

ARTICLE 13

ADMINISTRATION OF THE PLAN

13.0

Administration of Plan. The general administration of this Plan, as well as construction and interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of, the President of the Company. Any member of the Committee may resign by notice in writing delivered to the Secretary of the Committee. Each person appointed a member of the Committee shall signify his or her acceptance by filing a written acceptance with the Secretary of the Committee.

13.1

Appointment of Committee. The President of the Company shall designate one of the members of the Committee as Chairman and shall appoint a Secretary who need not be a member of the Committee. The Secretary shall keep minutes of the proceedings of the Committee and all data, records and documents relating to the administration of the Plan by the Committee. The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more members of the Committee or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

13.2

Action of Committee. All resolutions or other actions taken by the Committee shall be by the vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members in office at the time if they act without a meeting.

13.3

Authority of Committee. Except as expressly limited by the terms of the Plan, the Committee shall have full authority from time to time to establish, modify and rescind rules, forms and procedures for the administration of the Plan, to interpret the Plan, to determine each Employee who shall participate in the Plan and to determine the terms and provisions of each Plan Agreement and the form of each Plan Agreement and to decide any and all matters arising there under or in connection with the administration of the Plan. All decisions, actions and records of the Committee shall be conclusive and binding upon Employer, the Participants and all persons having or claiming to have any right or interest in or under the Plan.

13.4

Reliance of Committee. The members of the Committee and the officers and directors of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Company.

13.5

Indemnification of Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his or her own part, excepting only his or her own willful misconduct. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled as a matter of law or otherwise.

13.6

Certification of Benefits. In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify under the Plan the amount and kind of Benefits from time to time payable to Participants and their Beneficiaries and to authorize all disbursements for such purposes.

13.7

Information Provided by Employer. To enable the Committee to perform its functions, the Company and Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their Retirement, death or other cause for Separation, and such other pertinent facts as the Committee may require.

ARTICLE 14

NON-COMPETE

Each Participant agrees that, following Separation of Employment for any reason other than an involuntary Separation, within 24 months following a Termination Event, Participant shall not, for a period of two years after the date of such Separation, directly or indirectly, carry on or conduct, in competition with Employer, any business of the nature in which Employer is then engaged, and of the nature in which Participant was employed by Employer for any portion of the period of two years immediately prior to such Separation, in any geographic area or territory in which Employer is then engaged in such business. Without limiting the generality of the foregoing, Participant agrees that the solicitation or acceptance of orders outside any such geographic area or territory for shipment or delivery into any such geographic area or territory shall constitute conducting or engaging in business in such geographic area or territory within the meaning of this Article 14. Each Participant agrees that he or she will not so conduct or engage in any business, either as an individual on his or her own account or as a partner or joint venturer or as an employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a stockholder in a corporation of which Participant or Participant’s spouse or their descendants, parents or siblings shall then own in the aggregate ten percent or more of any class of stock. Participant agrees that, in the event of a breach of the terms and conditions of this Article 14 by Participant, Employer shall be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Participant, to obtain damages for any such breach or to enjoin Participant from performing services for any competitor of Employer in violation hereof, or to suspend or terminate any and all Benefits which would otherwise be payable to Participant and his or her Beneficiaries under the provisions of the Plan. The provisions of this Article 14 shall supersede any and all non-compete provisions contained in any and all other agreements which may have been entered into between Participant and Employer. The provisions of this Article 14 shall survive the termination of this Plan.

ARTICLE 15

MISCELLANEOUS

15.0

Notice. Any notice which shall or may be given under the Plan or a Plan Agreement shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to Employer, such notice shall be addressed to Employer at Texas Industries, Inc., 1341 W. Mockingbird, Dallas, Texas 75247, marked for the attention of the Secretary, Administrative Committee, Executive Financial Security Plan; or, if notice to a Participant, addressed to the address shown on such Participant’s Plan Agreement.

15.1	Change in Address. Any party may change the address to which notices shall be mailed from time to time by giving written notice of such new address.

15.2

Successors. The Plan shall be binding upon the Company and each Employer and their respective successors and assigns, and upon a Participant, his or her Beneficiary, assigns, heirs, executors and administrators.

(a)

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Plan and each Plan Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. This Plan and any Plan Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of the Plan and any Plan Agreement) but shall not otherwise be assignable, transferable or delegable by the Company.

(b)

The Plan and any Plan Agreement shall inure to the benefit of and be enforceable by the Participant’s, or a deceased Participant’s Beneficiary’s, personal or legal representatives, executors, administrators, successors, heirs, distributors and/or legatees.

(c)

In the event of a breach by Employer or a Participant of the terms and provisions of the Plan or a Plan Agreement, the non-breaching party shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of the Plan or Plan Agreement.

15.3

Governing Law. The Plan and Plan Agreement shall be governed by and construed under the laws of the State of Texas. If there is any conflict between the terms of this Plan and the terms of any Plan Agreement, the terms of this Plan shall control.

15.4

Construction. Masculine pronouns wherever used shall include feminine pronouns and the singular shall include the plural. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan.

15.5

No Right to Employment. Neither the Plan nor Plan Agreement, either singly or collectively, obligates Employer to continue the employment of a Participant or limits the right of Employer at any time and for any reason to terminate a Participant’s employment. In no event shall the Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between an Employer and a Participant.

ARTICLE 16

NAMED FIDUCIARY AND CLAIMS PROCEDURE

16.0	Claims Fiduciary. The Named Fiduciary of the Plan for purposes of the claims procedure under this Plan is the Committee.

16.1

Change in Claims Fiduciary. The Company shall have the right to change the Named Fiduciary created under this Plan. The Company shall also have the right to change the address and telephone number of the Named Fiduciary. The Company shall give the Participant written notice of any change of the Named Fiduciary, or any change in the address and telephone number of the Named Fiduciary.

16.2	Initial Claim for Benefits. Benefits shall be paid in accordance with the provisions of this Plan. A Participant, or a designated recipient, or any other person claiming through a Participant (hereinafter collectively referred to as the “Claimant”) shall have the right to make a written request for the Benefits provided under this Plan (“claim”). This claim shall be mailed or delivered to the Named Fiduciary.

16.3

Denial of Claim. If the claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed more than 90 days after the receipt of the claim by the Named Fiduciary.

16.4	Notice of Denial. The Named Fiduciary shall provide a written notice to every Claimant who is denied a claim for Benefits under this Plan. The notice shall set forth the following information:

(a)	the specific reasons for the denial;

(b)	the specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)

appropriate information and explanation of the claims procedure under this Plan so to permit the Claimant to submit his or her claim for review, including the Claimant’s right to file an action under Section 502(a) of ERISA following an adverse benefit determination on appeal as provided below.

16.5

Appeal of Denied Claims. The claims procedure under this Plan shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Named Fiduciary.

(a)

The Claimant shall exercise his or her right of appeal by submitting a written request for a review of the denied claim to the Named Fiduciary. This written request for review must be submitted to the Named Fiduciary within 60 days after receipt by the Claimant of the written notice of denial.

(b)	The Claimant shall have the following rights under this appeal procedure:

(i)	to request a review upon written application to the Named Fiduciary;

(ii)	to review pertinent documents with regard to the Participant’s benefit plan created under this Plan;

(iii)	the right to submit issues and comments in writing;

(iv)	to request an extension of time to make a written submission of issues and comments; and

(v)	to request that a hearing be held to consider Claimant’s appeal.

16.6 Decision on Appeal. The decision on the appeal of the denied claim shall promptly be made by the Named Fiduciary:

(a)	within 60 days after the receipt of the appeal if no hearing is held; or

(b)	within 120 days after the appeal, if an extension of time is necessary in order to hold a hearing.

(i)

If an extension of time is necessary in order to hold a hearing, the Named Fiduciary shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

(ii)

The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on Claimant’s appeal. The notice shall also specify the place, date, and time of that hearing and the Claimant’s opportunity to participate in the hearing. It may also include any other information the Named Fiduciary believes may be important or useful to the Claimant in connection with the appeal.

16.7

Manner of Review of Appeal. The decision to hold a hearing to consider the Claimant’s appeal of the denied claim shall be within the sole discretion of the Named Fiduciary, whether or not the Claimant requests such a hearing.

16.8

Notice of Decision on Appeal. The Named Fiduciary’s decision on appeal shall be made in writing and provided to the Claimant within the specified time periods in Section 16.6. This written decision on review shall contain the following information:

(a)	the decision(s);

(b)	the reasons for the decision(s); and

(c)	specific references to the Plan provisions on which the decision(s) is/are based.

Such decision will also advise the Claimant that he or she may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his or her claim and, in the event the appeal is denied, will inform the Claimant of his or her right to file an action under Section 502(a) of ERISA. The decision of the Named Fiduciary shall be final and conclusive.

ARTICLE 17

ADOPTION OF PLAN BY A SUBSIDIARY

17.0

Adoption of Plan. Any Subsidiary of the Company may, with the approval of the Committee, adopt this Plan and thereby come within the definition of Employer stated in Article 1 hereof. A Subsidiary may evidence its adoption of this Plan either by a formal action of its governing body or by commencing Deferrals and taking other administrative actions with respect to this Plan on behalf of its Employees.

17.1

Cessation of Plan Participation. On the date an Employer ceases to be a Subsidiary for any reason other than dissolution or a merger with the Company or another Subsidiary, such entity will cease to be an Employer and will be deemed to have terminated participation in the Plan pursuant to Section 10.0(a).

COMPLETE

ANNEX I

PLAN AGREEMENT UNDER THE

2005 EXECUTIVE FINANCIAL SECURITY PLAN

(Annuity Formula)

OF

TEXAS INDUSTRIES, INC. AND ITS SUBSIDIARIES

I, the undersigned (“Participant”), acknowledges that, as an Employee of                              (the “Employer”), I have been offered an opportunity by the Employer to participate in the 2005 Executive Financial Security Plan (Annuity Formula) (the “Plan”) described in the attached document (all capitalized terms herein shall have the same meaning as set forth in the Plan, unless otherwise expressly provided in this Agreement) and subject to the terms and conditions stated therein, and that I have elected one of the two alternatives set forth below as indicated by the space checked:

         To participate in the Plan.

         Not to participate in the Plan [if this is checked, you are only required to sign the signature line.]

I understand that if I elect not to participate in the Plan, I may not be given another opportunity to participate in the future.

If I have checked the box to participate, and I sign this Plan Agreement, it evidences my understanding that I have become a Participant and my agreement with all of the information set forth below:

[Include the following if Participant is a Prior Plan Participant:

Participant is a Prior Plan Participant (as defined in Section 11.0 of the Plan). The provisions in the attached Addendum to Plan Agreement are applicable to Participant and modify the provisions of the Plan and this Plan Agreement.]

1.	Covered Salary: $ per month.

This represents         % of my Base Earnings as determined by the Committee at the date of application for this coverage.

2.	Retirement and Pre-Retirement Separation of Employment Benefits (Article 3):

(a)	Retirement on or after Normal Retirement Date (Participant must be Qualified), as specified by Section 3.0 of the Plan:

Monthly Normal Retirement Benefit:

$             per month for life or 180 months certain.

Death Benefit:

$

(b)	Retirement after age 55 (other than by reason of death or Disability) (Participant must be Qualified) and prior to Normal Retirement Date:

Monthly Early Retirement Benefit:

A portion of the Monthly Normal Retirement Benefit described in Section 2(a) above, determined as specified by Section 3.2 of the Plan and payable following Retirement for life or 180 months certain.

Death Benefit:

Payment to Participant’s Beneficiary of a portion of the Death Benefit described in Section 2(a) above, determined and paid as specified by Section 3.2 of the Plan.

(c)	Separation of Employment (other than by reason of death or Disability) before age 55 but after Qualification:

Monthly Separation Benefit:

A portion of the Monthly Normal Retirement Benefit described in Section 2(a) above, determined as specified by Section 3.3 of the Plan and payable following the earlier of Participant’s death or Normal Retirement Date for life or 180 months certain.

Death Benefit:

Payment to Participant’s Beneficiary of a portion of the Death Benefit described in Section 2(a) above, determined and paid as specified by Section 3.3 of the Plan.

3.	Death Benefit – Where Separation Is By Reason of Death (Article 4):

(a)	Date of death on or after reaching Normal Retirement Date: Participant is deemed Retired and Participant’s Beneficiary will be paid the same Benefits as under Section 2(a) above.

(b)	Date of death after attaining age 55 and becoming Qualified and while not Disabled: Beneficiary will receive the greater of:

Option A: Payment of the Monthly Early Retirement Benefit determined under Section 2(b) above for 180 months following death;

or

Option B:

(1)	Payment of 100% of Covered Salary for the first 12 months after death, plus

(2)	Payment of 50% of Covered Salary for the next 108 months, or until Participant would have attained age 65, whichever is later.

(c)	Date of death before attaining age 55 or before becoming Qualified: Option B above.

(d)	Date of death before Normal Retirement Date and while Disabled: Option B above.

4.	Disability Benefit (Article 5):

Waiver of Deferrals. After first six months of continuous Disability, Deferral Amounts described in Section 5 below are waived for the period Participant remains continuously Disabled.

Reaching Age 65. If continuously Disabled until reaching age 65, the Participant will receive the same Benefits as are described in Section 2(a) above commencing on attaining age 65.

Death Prior to Age 65. If continuously Disabled until date of Participant’s death, and death occurs prior to attaining age 65, Participant’s Beneficiary will receive the Benefits described in Option B of Section 3(b) above.

5.	Participant Salary Deferrals:

Deferral Amount: $             per month.

I hereby authorize Employer to reduce my monthly compensation by the Deferral Amount specified above commencing                         , and continuing thereafter until no longer required by the terms of the Plan.

I hereby agree, in the event that I am on an authorized leave of absence or during the first six months of my Disability, to make payments of the Deferral Amount to Employer as provided in Article 2 and Section 5.1 of the Plan.

I understand that the Deferral Amount will continue to be deducted from my compensation until revoked by a written election to cease deducting such Deferral Amount that is delivered to the Committee, and that such election cannot take effect prior to the year following the year in which it is delivered to the Committee.

6.	General:

I acknowledge and agree to the following:

(a)

I have received a copy of the Plan and have reviewed and am familiar with the provisions of the Plan. I elect to be a Participant according to the Plan, and agree that all of its terms, provisions and conditions are binding upon me, and my Beneficiary. I understand that the Employer may amend the Plan pursuant to Section 10 by providing me with 30 days advance notice. In addition, I understand that the Employer may amend the Plan to comply with changes in the law or to implement changes that will not materially reduce my Benefits and that such changes will be binding on me upon delivery of such amended Plan, unless I affirmatively instruct the Employer otherwise in writing within ten business days of receipt of the amended Plan document, in which case I bear all responsibility and liability for such action. I agree that the Employer’s right to retain all Deferrals is complete and irrevocable, and that in lieu thereof I am entitled solely to the Benefits provided under the Plan.

(b)

Any rights I or my Beneficiary has under the Plan shall be solely those of an unsecured creditor of Employer. If Employer shall purchase an insurance policy on me, or any other asset, in connection with the Plan or any liability of the Employer under the Plan, such policy or other assets shall not be deemed to be held under any trust for the benefit of me or my Beneficiary or to be collateral security for the performance of the obligations of Employer, but shall be, and remain, a general, unpledged, unrestricted asset of Employer.

(c)

The Company, Employer, and their officers, employees and agents have no responsibility whatsoever for any changes made by me in other personal plans or programs as a result of my decision to participate or not to participate in the Plan, and they are fully released to such extent. I further understand that the Plan or this Plan Agreement may be terminated at any time, in the sole discretion of Employer, in accordance with the provisions and limitations of Article 10 of the Plan.

(d)

If my employment terminates, or this Plan Agreement is terminated, prior to becoming Qualified, I will forfeit the right to receive any Benefits under the Plan, and shall have no right to a return of any Deferrals previously deducted from my compensation, except as otherwise provided in the Plan.

(e)	This Plan Agreement supercedes all of my prior Plan Agreements in their entirety.

IN WITNESS WHEREOF, Employer and Employee have executed this Plan Agreement as of                             .

EMPLOYER:

By:

Title:

EMPLOYEE

Participation Date for purposes of
the Plan:	(Signature)

(Type or print name)

(Address of Employee)

ADDENDUM TO PLAN AGREEMENT

UNDER THE

2005 EXECUTIVE FINANCIAL SECURITY PLAN

(Annuity Formula)

OF

TEXAS INDUSTRIES, INC. AND ITS SUBSIDIARIES

This Addendum to Plan Agreement amends and modifies the Plan and the Plan Agreement of the undersigned Employee, who is a Participant in the Plan.

1.	I acknowledge and agree to the following:

(i) I am a Prior Plan Participant (as defined in Section 11.0 of the Plan), (ii) benefits ceased to accrue under the Prior Plan after December 31, 2004, (iii) I received the [name of document] setting forth my accrued benefits under the Prior Plan as of December 31, 2004, (iv) the accrued benefits set forth therein are accurate, and (v) the Committee may make additional adjustments to the Benefits provided under this Plan as authorized by Section 11.0 of the Plan.

2.	Adjustments to Benefits payable under this Plan:

(a)

If Benefit payments under Sections 3.0, 3.3 or 4.0 of this Plan are made concurrently with accrued benefit payments under Sections 3.0, 3.5 or 4.0 of the Prior Plan, payments under this Plan will be reduced by the payments under the Prior Plan so that the total of both payments does not exceed the Benefit payment otherwise due under this Plan.

(b)

Benefit payments under Section 3.2 of this Plan commencing before or concurrently with accrued benefit payments under Section 3.2 or 3.5 of the Prior Plan, will be reduced to the benefit accrued under this Plan since January 1, 2005, which will be equal to the product of (i) the benefit payment otherwise due under this Plan multiplied by (ii) a fraction, which shall not exceed one, the numerator of which is the number of full months between January 1, 2005 and such Participant’s date of Separation of Employment, and the denominator of which is the number of full months between such Participant’s Participation Date and date of Separation of Employment. Accrued benefit payments under the Prior Plan will commence at the time provided in the Prior Plan.

(c)	If benefit payments become payable under Article 8 of this Plan, then the payments under this Plan will be reduced by any payments concurrently made under the Prior Plan.

[Include the following if the Participant’s Prior Agreement provides for normal retirement at age 60:

3.	Adjustment of Normal Retirement Date:

(a)	The term “Normal Retirement Date” shall mean Participant’s 60th birthday for all purposes other than in Sections 2.2 and 3.1 of the Plan, where it shall continue to mean Participant’s 65th birthday.

(b)	All occurrences of “age 65” in Sections 5.2 and 5.3 of the Plan and Section 4 of the Plan Agreement shall be replaced by “age 60”.]

EMPLOYER:

By:
Title:

EMPLOYEE:

(Signature)

(Type or print name)

ANNEX II

BENEFICIARY DESIGNATION

1.	Participant: .

2.	Scope:

This Beneficiary Designation applies to all benefits of the Plan and any Prior Plan (as defined in Section 11.0 of the Plan) to which the above-named Participant has the right to name the beneficiary.

3.	COUNSEL:

THE DESIGNATION OF A BENEFICIARY OR BENEFICIARIES IN SECTIONS “PRE-RETIREMENT DEATH BENEFIT”, “DEFERRED CONTRIBUTION”, AND “LEAVE OF ABSENCE” BELOW MAY HAVE SIGNIFICANT ESTATE AND GIFT TAX CONSEQUENCES TO THE PARTICIPANT. ACCORDINGLY, THE PARTICIPANT SHOULD SEEK THE ADVICE OF PROFESSIONAL COUNSEL WHO IS FAMILIAR WITH THE ESTATE AND GIFT TAX ASPECTS OF NONQUALIFIED RETIREMENT AND SALARY CONTINUATION PLANS BEFORE COMPLETING THIS FORM.

4.	Identification of Beneficiaries:

A.	Primary Beneficiary:

B.	Secondary Beneficiary:

5.	Spousal Consent: (only complete if spouse is not primary Beneficiary)

If you are married (or deemed to be married under state common law), your spouse must complete this section of the form unless you have named your spouse as your sole (100%) primary Beneficiary.

I, the undersigned spouse, am married (or deemed under applicable state law to be married) to                              (“Participant”). I hereby consent to Participant’s designation of primary Beneficiary(ies) as set forth above.

I hereby represent that I have read and understand this form and, further, that I understand that the effect of my consent is that I will not receive from the Plan the benefits which I otherwise could have received upon Participant’s death.

Spouse’s Signature	Date

Spouse’s Printed Name

(Spousal Consent, if applicable, must be notarized.)

State of:                              County of:

The person whose signature is set forth above as spouse appeared before me this day and completed or affirmed such signature in my presence as his or her free and

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voluntary act given under my hand and notarial seal this          day of             , 20    .

Notary Public’s Printed Name

Notary Public’s Signature	Notary Public’s Address

Commission Expires

6.	Methods of Payment: (Check One)

Alternative 1.

Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives Participant, and shall mean the Primary Beneficiary’s estate if such Primary Beneficiary survives Participant but thereafter dies. The term Beneficiary shall mean the Secondary Beneficiary if the Primary Beneficiary fails to survive Participant, and shall mean the estate of the Secondary Beneficiary when the Secondary Beneficiary thereafter dies. If both the Primary and Secondary Beneficiaries fail to survive Participant, the term Beneficiary shall mean the estate of the Participant.

Alternative 2.

Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives Participant, and shall mean the Secondary Beneficiary if either the Primary Beneficiary fails to survive Participant or the Primary Beneficiary survives Participant but thereafter dies. If both the Primary and Secondary Beneficiaries fail to survive Participant, the term Beneficiary shall mean the estate of the Participant.

Alternative 3.

7.	Survivorship: (Check One)

Alternative 1.

For purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within 30 days of the Participant.

Alternative 2.

If the Participant and the spouse die under circumstances such that there is insufficient evidence to determine the order of their deaths or if the spouse outlives the Participant for any time whatsoever, the spouse shall be deemed to have survived the Participant. For all other purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within 30 days of the death of the Participant.

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8.	Duration.

This Beneficiary Designation is effective until the Participant files another such Designation with the Company. Any previous Beneficiary Designations are hereby revoked.

9.	Execution.

Date:	Participant:

Witness:

10.	Approval.

This Beneficiary Designation is acknowledged and approved this          day of             , 20     and shall be effective as of the date executed by the Participant above.

Employer:

By:
Title:

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